UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On October 27, 2010, we announced a reorganization plan that is designed to eliminate redundant costs resulting from our 2007 acquisition of Biomateriali Srl and to improve efficiencies in our manufacturing operations pursuant to a Form 8-K filed on such date (the “Prior Report”). When we filed the Prior Report, we were not able to estimate the amount and the timing of the restructuring charges and future cash expenditures related to the employee termination costs related to such restructuring. We currently estimate that these restructuring charges will range from $1.1 million to $1.5 million, which we anticipate shall be incurred and paid in the three months ended December 31, 2010.

The restructuring charges that we expect to incur are subject to a number of assumptions, and actual results may materially differ. We may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring.

This Current Report contains “forward-looking” statements, including but not limited to statements with respect to the estimated restructuring charges to be incurred by us in connection with the restructuring. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that our restructuring costs may be greater than anticipated and other risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2009, and other periodic filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements other than to the extent required by applicable law.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: December 3, 2010	By:	/S/ AARON M. GROSSMAN
Aaron M. Grossman
Secretary